As filed with the Securities and Exchange Commission on July 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3572	74-2846643
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11000 North Mo-Pac Expressway #150
Austin, Texas 78759

(512) 349-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. Coleman, Jr.

President and Chief Executive Officer

11000 North Mo-Pac Expressway #150
Austin, Texas 78759

(512) 349-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam Finerman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower
65 East 55th Street

New York, New York 10022

(212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-204094

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer. ☐	Accelerated filer. ☐

Non-accelerated filer. ☐	Smaller reporting company. ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	43,383	$1.25	$54,228.75	$6.30

(1)	Represents only the additional number of shares being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-204094).
(2)	Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price. The Registrant previously registered securities at an aggregate offering price not to exceed $14,024,751.25 on a Registration Statement on Form S-1 (File No. 333-204094), which was declared effective by the Securities and Exchange Commission on July 1, 2015. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $54,228.75 is hereby registered.

This Registration Statement shall become effective upon filings with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Crossroads Systems, Inc. (the “Company”) is filing this registration statement with the Securities and Exchange Commission (the “SEC”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-204094), which the Company originally filed on May 12, 2015, as amended (the “Registration Statement”), and which the SEC declared effective on July 1, 2015.

We are filing this registration statement for the sole purpose of increasing by 43,383 shares the number of shares of our common stock to be registered for issuance upon the exercise of subscription rights. The additional securities that are being registered for issuance are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on July 6, 2015.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr.
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Coleman, Jr.	Director, President and	July 6, 2015
Richard K. Coleman, Jr.	Chief Executive Officer (Principal Executive Officer)

/s/ Jennifer Crane	Chief Financial Officer	July 6, 2015
Jennifer Crane	(Principal Financial and Accounting Officer)

*	Director, Chairman of the Board	July 6, 2015
Jeffrey E. Eberwein

*	Director	July 6, 2015
Don Pearce

*	Director	July 6, 2015
Robert G. Pearse

*	Director	July 6, 2015
Galen Vetter

*By:	/s/ Jennifer Crane
	Name:	Jennifer Crane
	Title:	Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Olshan Frome Wolosky LLP

23.1	Consent of PMB Helin Donovan, LLP

23.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)

24.1	Power of Attorney of certain directors of Crossroads Systems, Inc. (incorporated by reference to Registration Statement on Form S-1 (File No. 333-204094) filed May 12, 2015, as amended)